Exhibit 99.1

  Microvision Reports Results for 2004 Fourth Quarter and Full Year

    BOTHELL, Wash.--(BUSINESS WIRE)--March 15, 2005--

   Company reports Q4 up sequentially 22% over Q3; year-end backlog of $7.1 million; expects record first quarter revenue of $4.2 million

    Microvision, Inc. (NASDAQ:MVIS), a leader in light scanning technologies, today reported financial results for the fourth quarter and full year of 2004.
    Consolidated revenue for the twelve months ended December 31, 2004 was $11.4 million compared to $14.7 million for the same period in 2003. Consolidated revenue for the fourth quarter of 2004 was $3.3 million compared to $4.0 million for the same period in 2003 and a sequential increase of 22% over the $2.7 million reported for the third quarter of 2004.
    Consolidated 2004 revenue was comprised of $2.6 million in product revenue and $8.8 million in contract revenue compared to $1.1 million in product revenue and $13.5 million in contract revenue for 2003. Consolidated revenue includes revenue attributable to Lumera of $686,000 for 2004 and $1.7 million for 2003. Excluding Lumera, contract revenue declined by $3.7 million in 2004 due to the completion of a significant commercial contract in the third quarter of 2004 and the protracted delay in the award of certain government contracts. Product revenue for 2004 was comprised of $864,000 in sales of the Nomad system and $1.7 million in sales of the Flic bar code scanner.
    Consolidated revenue for the fourth quarter of 2004 included $763,000 in product revenue and $2.6 million in contract revenue compared to $812,000 in product revenue and $3.2 million in contract revenue for the same period last year, which included $284,000 attributable to Lumera. Following Lumera's initial public offering in July 2004, the company consolidates Lumera's financial results under the one line equity method.
    The company reported a record year-end backlog of $7.1 million, its highest quarterly backlog in more than 3 years. As a result of the record backlog, additional contract bookings in the first quarter of 2005 and sales of the Nomad system and the Flic bar code scanner, the company announced that it expects first quarter 2005 revenue to exceed $4.2 million, an increase of more than 27% over the fourth quarter of 2004 and more than 55% over the first quarter of 2004 (excluding $316,000 from Lumera).
    The company also offered preliminary guidance for the second quarter indicating another sequential increase in revenue of 15 to 20% for the second quarter of 2005.
    For the twelve months ended December 31, 2004, Microvision reported a net loss available for common shareholders of $33.5 million or $1.56 per share compared to a net loss available for common shareholders of $26.2 million or $1.46 per share for the same period in 2003. For the three months ended December 31, 2004, the company reported a consolidated net loss available for common shareholders of $8.2 million or $.38 per share compared to a net loss available for common shareholders of $5.2 million or $.26 per share for the same period in 2003. Lumera accounted for $2.0 million of the increased loss in 2004 from 2003. The remaining portion of the increased loss in the fourth quarter and fiscal year 2004 was due largely to the combined effect of lower revenue, reduced margins on product and contract revenue and inventory write-offs associated with product design improvements aimed at reducing product cost and improving reliability for both the Nomad system and the Flic scanner.

    Gross margin

    Contract margins were 37% in 2004 compared to 56% in the same period in 2003. The decrease is due primarily to lower contract activity and an unusually strong margin on a large commercial development contract in 2003. Product margins in 2004 were negative due primarily to the move to full absorption of manufacturing overhead for the Nomad system including inventory write offs of $1.2 million. Prior to October 2004, the company classified production cost in excess of revenue on the Nomad system as research and development expense. In October of 2004, the company determined that Nomad design and manufacturing processes were sufficiently mature to support full absorption of manufacturing overhead cost into cost of goods. The company stated that it expects contract and product margins to improve significantly and inventory write offs to be significantly lower in 2005.

    Operating expenses

    For the year 2004, total operating expenses, including Lumera, were down $5.2 million when compared to 2003. Excluding Lumera, total operating expenses were $32.1 million in 2004, down $364,000 from 2003. The company expects operating expenses to remain at, or near, current levels in 2005. During 2004, the company reduced research and development expense in order to support increased sales and marketing activity.
    The company ended the year with $1.3 million in cash and cash equivalents. On March 11, the company closed a $10 million private placement of exchangeable convertible notes and warrants.
    "Our primary focus continues to be on ramping revenue," stated Rick Rutkowski, Microvision CEO. "While operating results for 2004 were below expectations, we made important progress in the second half of 2004 to get contract bookings and billings 'back on track' following weakness in the first half of the year. Revenue for Q4 of 2004 increased sequentially by 22% versus the prior quarter. This trend is accelerating in the first quarter of 2005. We expect first quarter revenue to increase sequentially by more than 27% to exceed $4.2 million. This would allow us to begin the year with a record first quarter. Cash flow for the quarter is expected to be especially strong as well.
    "An early look at Q2 suggests that this pattern of sequential growth could continue.
    "During the second half of 2004 we also accomplished a number of important objectives in product development and production that set the stage for an aggressive growth plan going forward.
    "We have two primary revenue objectives for 2005: To restore and sustain contract bookings and billings to historic levels and to aggressively grow product revenue. We are in a very strong position relative to the first of these goals having booked our largest contract award in the company's history at the end of 2004, and ending the year with a record backlog. It's also important to note that the total potential value of this contract including options and license fees exceeds $12 million giving us some visibility on potential contract revenue out through the first half of 2006.
    "With respect to product revenue, our emphasis continues to be on developing channels and increasing channel presence for both the Nomad Expert Technician System (Nomad 2100) and the Flic Barcode Scanner. We have had good success with early market validation of both products and recent and pending distribution partnerships and OEM relationships hold great promise for the short and long term.
    "In particular, a key strategic goal during the second quarter will be to finalize a significant distribution agreement and one or more co-marketing agreements in the automotive service segment for the Nomad 2100 system. We believe that such arrangements will allow us to grow sales in the segment by increasing the number of sales people and by integrating the product with software and systems to provide a complete solutions offering. We believe that we are well positioned to realize this goal.
    "We have also made important inroads in the military maintenance market and in factory automation and plant maintenance applications. The Nomad is currently in trial and evaluation phase with several of the world's leading manufacturing companies as both a solution for increasing uptime of capital plant and as a process control tool.
    "Our outlook for a version of the Nomad, Nomad 2500, for industrial and military use is improving. We see growing interest and demand for the product among mechanized units and anticipate a contract award possibly during the second quarter. We believe that the product is well positioned strategically with respect to military requirements, and that a substantial market opportunity exists. We were recently awarded a $730,000 award from the U.S. Army to begin work on the development of a full color, fully daylight readable helmet mounted display. Our continuing development effort on the Virtual Cockpit is also highly synergistic with future product requirements.
    "Flic sales in the fourth quarter were weaker than expected principally due to a change in product sales management. The new team has achieved excellent results in a short time during the first quarter, primarily focused on restoring sales productivity to existing channels. We continue to expect that new OEM and reseller channel partners targeting the broader business market and retail office supplies channel with software bundles and web-based ASP applications will become a greater factor and accelerate growth in the second half of this year, and that we have some exceptional long range opportunities for which the product is ideally suited.
    "Solutions incorporating Flic scanners are targeted at a full range of asset tracking, inventory management and mobile data capture applications using manual data entry today -- a very large market that is underserved by suppliers of bar code solutions.

    OEM products and product pipeline

    "We achieved a major milestone at the end of last year, with our largest contract award ever, a $6.2 million contract with Ethicon Endo Surgery, one of the world's largest developers of advanced surgical instruments and medical devices. Perhaps more significant, however is that the contracts three phases (including a $5.5 million option in planned development) are structured to support development all the way through to commercial production, and to allow Microvision to be the exclusive supplier of the product.
    "Our objective is to achieve similar kinds of 'design wins' relative to additional OEM products currently in development. These include proprietary solutions for automotive Head Up Display (HUD), display solutions for consumer electronics applications including digital cameras, portable media devices and gaming systems, and our laser printer engine.
    "During 2004, we have made significant progress in each of these areas and are well positioned to build on this progress toward the objective of volume commercial production.
    "In July, our former subsidiary Lumera (NASDAQ:LMRA) completed its IPO. We currently own approximately 5.5 million shares of the company's stock giving us a significant stake in an emerging nanotechnology company.
    "2004 provided the foundation that has enabled us to get off to our fastest start ever. We believe that 2005 can be a breakout year for the company as our products begin to ramp in the market and move toward design wins and other significant progress on several large market opportunities."

    Conference Call

    Microvision will host a conference call to discuss its 2004 financial results at 4:30 p.m. ET today. Participants may join the conference call by dialing 800-659-1966 (for U.S. participants) ten minutes prior to the start of the conference. International participants can dial 617-614-2711. The conference passcode is 72536565. Additionally, the call will be broadcast over the Internet and can be accessed from the company's web site at www.microvision.com. A telephone replay of the call will be available through 6:30 p.m. ET March 12, 2005 and can be accessed by dialing 888-286-8010 (for U.S. participants) or 617-801-6888 (for international participants). The conference passcode for the replay is 15714223. Also, a replay of the conference call will be available on the company's web site.

    About Microvision: www.microvision.com

    Headquartered in Bothell, Wash., Microvision Inc. is the world leader in the development of high-resolution displays and imaging systems based on the company's proprietary silicon micro-mirror technology. The company's technology has applications in a broad range of military, medical, industrial, professional and consumer products.

    Forward-Looking Statements Disclaimer

    Certain statements contained in this release, including expected results, projections of future revenues, plans for product development and production volume, future development contracts and commercial arrangements, growth in demand, future product benefits, future operations and the benefits of our equity interest in Lumera, as well as statements containing words like "believes,""estimate," "expects," "anticipates," "target," "plans," "will", "could" and other similar expressions, are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the company's forward-looking statements include the following: our ability to raise additional capital when needed; market acceptance of our technologies and products; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; our dependence on the defense industry and a limited number of government development contracts; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; dependence on third parties to develop, manufacture, sell and market our products; potential product liability claims, risks related to Lumera's business and the market for its equity and other risk factors identified from time to time in the company's SEC reports and other filings, including the Company's Annual Report on Form 10-K filed with the SEC. Except as expressly required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.

                           Microvision, Inc.
                      Consolidated Balance Sheet
                            (In thousands)
                              (Unaudited)

                                            December 31,  December 31,
                                                2004          2003
                                            ------------  ------------
Assets
Current Assets
  Cash and cash equivalents                $      1,268  $     10,700
  Investment securities, available-for-
   sale                                               -        11,078
  Accounts receivable, net of allowances          5,227         1,896
  Costs and estimated earnings in excess
   of billings on uncompleted contracts             597           664
  Inventory                                       3,167           331
  Other current assets                            1,293         1,684
                                            ------------  ------------
      Total current assets                       11,552        26,353

Investment in Lumera                             10,201             -
Property and equipment, net                       2,318         5,958
Restricted investments                            1,238         1,269
Other assets                                        229           338
                                            ------------  ------------
      Total assets                         $     25,538  $     33,918
                                            ============  ============


Liabilities, Mandatorily Redeemable
 Convertible Preferred Stock and
 Shareholders' Equity
Current Liabilities
  Accounts payable                         $      2,624  $      1,223
  Accrued liabilities                             4,538         5,164
  Allowance for estimated contract losses            53             -
  Billings in excess of costs and
   estimated earnings on uncompleted
   contracts                                      3,318            53
  Current portion of capital lease
   obligations                                       39            62
  Current portion of long-term debt                  77            70
                                            ------------  ------------
        Total current liabilities                10,649         6,572

Research liability, net of current portion            -         1,948
Capital lease obligations, net of current
 portion                                              9            34
Long-term debt, net of current portion               22            99
Deferred rent, net of current portion                21           107
Other long-term liabilities                           -            16
                                            ------------  ------------
        Total liabilities                        10,701         8,776
                                            ------------  ------------

Commitments and contingencies                         -             -

Minority interest                                     -         1,847

Mandatorily redeemable convertible
 preferred stock                                  7,647             -
                                            ------------  ------------

Shareholders' Equity
  Common stock at par value                          22            21
  Additional paid-in capital                    197,037       180,354
  Deferred compensation                            (305)         (846)
  Subscriptions receivable from related
   parties                                         (166)         (166)
  Receivables from related parties, net          (1,823)       (1,823)
  Accumulated other comprehensive income              -            25
  Accumulated deficit                          (187,575)     (154,270)
                                            ------------  ------------
      Total shareholders' equity                  7,190        23,295
                                            ------------  ------------
      Total liabilities, mandatorily
       redeemable convertible preferred
       stock and shareholders' equity      $     25,538  $     33,918
                                            ============  ============




                          Microvision, Inc.
                 Consolidated Statement of Operations
            (In thousands, except earnings per share data)
                             (Unaudited)

                                Three months ended Twelve months ended
                                   December 31,        December 31,
                                ------------------ -------------------
                                   2004     2003       2004      2003
                                 -------  -------   --------  --------


Contract revenue                $ 2,554  $ 3,227   $  8,821  $ 13,517
Product revenue                     763      812      2,597     1,135
                                 -------  -------   --------  --------
  Total revenue                   3,317    4,039     11,418    14,652
                                 -------  -------   --------  --------

Cost of contract revenue          1,562    1,181      5,539     5,988
Cost of product revenue           1,679      756      3,868     1,058
                                 -------  -------   --------  --------
  Total cost of revenue           3,241    1,937      9,407     7,046
                                 -------  -------   --------  --------

   Gross margin                      76    2,102      2,011     7,606
                                 -------  -------   --------  --------

Research and development
 expense                          2,081    4,913     14,709    23,316
Sales, marketing, general and
 administrative expense           4,742    3,541     19,228    15,827
Non-cash compensation expense       290      695      2,118     2,156
                                 -------  -------   --------  --------
        Total operating
         expenses                 7,113    9,149     36,055    41,299
                                 -------  -------   --------  --------

Loss from operations             (7,037)  (7,047)   (34,044)  (33,693)

Interest income                      48       91        272       381
Interest expense                    (14)     (16)      (151)      (51)
Gain (loss) on disposal of
 fixed assets                         -        3         (1)       36
Realized gain on sale of
 investment securities                -        -          -        39
                                 -------  -------   --------  --------

Loss before minority interests
 and equity in losses of
 Lumera                         $(7,003) $(6,969)  $(33,924) $(33,288)

Minority interests in loss of
 consolidated subsidiary              -    1,759      2,438     7,125
Equity in losses of Lumera         (961)       -     (1,711)        -
                                 -------  -------   --------  --------

Net loss                        $(7,964) $(5,210)  $(33,197) $(26,163)

Less:  Stated dividend on
 mandatorily redeemable
 convertible preferred stock        (88)       -       (108)        -
     Non-cash accretion on
      preferred stock              (195)       -       (238)        -
                                 -------  -------   --------  --------

Net loss available for common
 shareholders                   $(8,247) $(5,210)  $(33,543) $(26,163)
                                 =======  =======   ========  ========

Net loss per share before non-
 cash compensation expense      $ (0.37) $ (0.23)  $  (1.46) $  (1.34)
Non-cash compensation expense     (0.01)   (0.03)     (0.10)    (0.12)
                                 -------  -------   --------  --------
Net loss per share - basic and
 diluted                        $ (0.38) $ (0.26)  $  (1.56) $  (1.46)
                                 =======  =======   ========  ========

Weighted-average shares
 outstanding -
   basic and diluted             21,508   20,194     21,493    17,946
                                 =======  =======   ========  ========

    CONTACT: Microvision, Inc.
             Brian Heagler, 425-415-6794 (Investors)
             Matt Nichols, 425-415-6657 (Media)